As filed with the Securities and Exchange Commission on November 2, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PASQAL HOLDING SA

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Pasqal Holding SA

24, rue Emile Baudot

91120 Palaiseau

France

+33 (0) 7 49 63 73 31

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2026 Restricted Stock Units Plan

2026 Founder Share Subscription Warrants (BSPCE) Program

2026 Stock Option Program

Pasqal Holding SAS BSPCE-Employees Plan

Pasqal Holding SAS BSPCE-Management Plan

(Full title of the plans)

Cogency Global Inc.

Chief Executive Officer

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: 212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Albert W. Vanderlaan
Marsha Mogilevich
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, New York 10019
(617) 880-2219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Pasqal Holding SA for the purpose of registering ordinary shares, nominal value €0.02 per share (“Ordinary Shares”), (i) issuable under the 2026 Restricted Stock Units Plan, the 2026 Founder Share Subscription Warrants (BSPCE) Program and the 2026 Stock Option Program and (ii) issuable upon the exercise of outstanding founder share subscription warrants (bons de souscription de parts de créateur d’entreprise) granted under the Pasqal Holding SAS BSPCE-Management Plan and the Pasqal Holding SAS BSPCE-Employees Plan (the “Rollover BSPCEs”).

On August 27, 2026, Bleichroeder Acquisition Corp. II (“Bleichroeder”), Bleichroeder Acquisition France Merger Sub 2, a French société anonyme and a subsidiary of Bleichroeder (“Merger Sub”), and Pasqal Holding SAS (“Legacy Pasqal”) consummated the business combination (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated February 28, 2026 (as amended), by and among Bleichroeder, Merger Sub and Legacy Pasqal. As part of the Business Combination, (i) Bleichroeder merged with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company (the “Bleichroeder Surviving Corporation”), and (ii) Legacy Pasqal then merged with and into the Bleichroeder Surviving Corporation (the “Merger”), with the Bleichroeder Surviving Corporation continuing as the surviving company. In connection with the Merger, the Bleichroeder Surviving Corporation changed its name to Pasqal Holding SA. At the effective time of the Merger, each then issued and outstanding Rollover BSPCE was assumed by Pasqal Holding SA and grants the right to subscribe for Ordinary Shares, with the number of shares adjusted to reflect the exchange ratio, on the same terms and conditions (including vesting, exercise period and expiration date) as were applicable to the Rollover BSPCEs immediately prior to the effective time of the Merger. The 2026 Restricted Stock Units Plan, the 2026 Founder Share Subscription Warrants (BSPCE) Program and the 2026 Stock Option Program were approved in connection with the Business Combination and became effective on August 27, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents furnished or filed by Pasqal Holding SA (the “Registrant”, “we,” “us” or “our”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Shell Company Report on Form 20-F filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 2, 2026 (File No. 001-43463), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Reports on Form 6-K furnished to the Commission on August 27, 2026 (excluding Exhibit 99.1 attached thereto), September 24, 2026 (excluding Exhibit 99.1 attached thereto), and September 28, 2026; and

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 27, 2026 (File No. 001-43463) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently furnished by the Registrant which state that they are incorporated by reference herein, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished (except for documents or information deemed to have been specifically incorporated by reference as discussed in (b) above) and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Under French law, provisions of by-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act, and we have entered into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Association (Statuts) of Pasqal Holding SA, dated August 27, 2026 (English translation) (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F filed on September 2, 2026).

5.1*	Opinion of Orrick, Herrington & Sutcliffe (Europe) LLP with respect to the legality of the securities being offered.

23.1*	Consent of Orrick, Herrington & Sutcliffe (Europe) LLP (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of PricewaterhouseCoopers Audit, independent registered public accounting firm of Pasqal SAS.

23.3*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Bleichroeder Acquisition Corp. II.

99.1	2026 Restricted Stock Units Plan and related form agreements (incorporated by reference to Exhibit 4.18 to the Company’s Shell Company Report on Form 20-F filed on September 2, 2026).

99.2	2026 Founder Share Subscription Warrants (BSPCE) Program and related form agreements (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4, as amended (File No. 333-296239)).

99.3	2026 Stock Option Program and related form agreements (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4, as amended (File No. 333-296239)).

99.4	Pasqal Holding SAS BSPCE-Employees Plan and related form of notice of grant (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-4, as amended (File No. 333-296239)).

99.5	Pasqal Holding SAS BSPCE-Management Plan and related form of notice of grant for Wasiq Bokhari (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form F-4, as amended (File No. 333-296239)).

99.6	Pasqal Holding SAS BSPCE-Management Plan and related form of notice of grant for Loïc Henriet (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form F-4, as amended (File No. 333-296239)).

107*	Filing Fee Table

*	Filed herewith

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Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on November 2, 2026.

PASQAL HOLDING SA

By:	/s/ Wasiq Bokhari
Wasiq Bokhari
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wasiq Bokhari	Chief Executive Officer and Director	November 2, 2026
Wasiq Bokhari	(Principal Executive Officer)

/s/ Stéphane Rougeot	Chief Financial Officer	November 2, 2026
Stéphane Rougeot	(Principal Financial and Accounting Officer)

/s/ Georges-Olivier Reymond	Director	November 2, 2026
Georges-Olivier Reymond

/s/ Alain Aspect	Director	November 2, 2026
Alain Aspect

/s/ Andrew Gundlach	Director	November 2, 2026
Andrew Gundlach

Director
Michel Combes

/s/ Barbara Dalibard	Director	November 2, 2026
Barbara Dalibard

/s/ Michael Blitzer	Director	November 2, 2026
Michael Blitzer

/s/ Nicolas Berdou	Director	November 2, 2026
Bpifrance Investissement, represented by Mr. Nicolas Berdou

/s/ Jean Raby	Director	November 2, 2026
Jean Raby

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AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Pasqal Holding SA, in the United States, on November 2, 2026.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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